UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 7, 2010

GENERAL COMMUNICATION, INC.
(Exact name of registrant as specified in its charter)

State of Alaska	0-15279	92-0072737
(State or other Jurisdiction of Incorporation or organization)	Commission File Number	(I.R.S Employer Identification No.)

2550 Denali Street
Suite 1000
Anchorage, Alaska	99503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (907) 868-5600

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

General Communication, Inc.’s (“the Company”) Compensation Committee of its Board of Directors approved certain modifications to the incentive compensation plan for the following officers who were identified in the Summary Compensation Table in the 2010 Proxy Statement (“Named Executive Officers”): Ronald A. Duncan, G. Wilson Hughes and John M. Lowber.  The changes to the compensation of the Named Executive Officers resulted from ongoing discussions during 2009 and 2010 and form an incentive compensation plan that is expected to be in place for four years, from 2010 through 2013.

Incentive Plan Compensation
A portion of the Company's compensation to each Named Executive Officer relates to, and is contingent upon, the officer's performance and our financial performance and resources.  Annual bonuses are intended to reward performance and to make our senior executive compensation packages competitive with comparable executive positions in other companies.  Incentive compensation earned by each of the Named Executive Officers is paid to them in the form of 50% cash and 50% restricted stock grants.  The restricted stock grants vest at the end of three years.

The following table shows the average annual target incentive compensation for each of the Named Executive Officers effected by this new plan.  For example, Ronald A. Duncan is targeted to earn $1,800,000 per year, or $7,200,000 over the four-year term of this plan in incentive compensation.  If performance is above target the payout will be higher while below target performance would result in lower payouts.

	Ronald A. Duncan	G. Wilson Hughes	John M. Lowber
Free Cash Flow Goal	$500,000	$200,000	$150,000
$290 Million Adjusted EBITDA Plan	$350,000	$333,333	$200,000
Capex Spending	$200,000	$100,000	$50,000
Discretionary	$750,000	$166,667	$150,000
Total Annual Target Incentive Plan Compensation	$1,800,000	$800,000	$550,000

Free Cash Flow Goal
The Free Cash Flow Goal is intended to focus Named Executive Officers on increasing the Free Cash Flow of the company by increasing adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and share based compensation expense), managing capital expenditures and reducing working capital requirements. The target is based on achieving the sum of planned year over year increases in the following three metrics:

1.	Cash Adjusted EBITDA - Adjusted EBITDA, plus IRU sales, less non-cash items and adjusted for new businesses. The target for year over year growth in this metric is $14.6 million in 2010.
2.	Free Cash Flow – Cash Adjusted EBITDA, less capex,less interest expense and less cash taxes. The target for year over year growth in this metric is $25.1 million in 2010.
3.
Increase in Cash Balance – Targeted Free Cash Flow, plus acquisition payments, plus net principle payments, plus stock repurchases and dividends if any.  The target for this component is $18.5 million in 2010.

The Free Cash Flow Goal is the sum of the three metrics above.  For 2010 the combined metric is $58.2 million.  If the actual performance generated twice the performance ($116.4 million) the payout would be twice the targeted amount, conversely the payout would be half of the targeted amount if the metric was half of the targeted amount ($29.1 million). The 2011 through 2013 goals for this metric will be determined by the board and are not yet set.

$290 million Adjusted EBITDA Plan
The goal of this plan is to drive long-term adjusted EBITDA growth.  To achieve the target level of payments under the plan it would be necessary to have $225 million in adjusted EBITDA in 2011 and $250 million in adjusted EBITDA in 2013.  The maximum payout would require adjusted EBITDA to be in excess of $250 million in 2011, $250 million in 2012 and $290 million in 2013.

The following chart outlines the minimum, target and maximum payouts under the $290 million adjusted EBITDA plan.  The target payments are for a four-year plan and hence the target amount is four times the amount shown in the Total Incentive Plan Compensation chart for Messrs Duncan and Lowber.  For example, Mr. Duncan will receive a targeted incentive of $350,000 per year for the $290 million plan which over a four year period amounts to the $1,400,000 which is shown below.  The target payments are only three times the amount for Mr. Hughes as he is eligible to receive the payment regardless of whether he is employed by the company in year four of the incentive plan, 2013.

	Minimum Payments	Target Payments	Maximum Payments
Ronald A. Duncan	$-	$1,400,000	$2,800,000
G. Wilson Hughes	$-	$1,000,000	$2,000,000
John M. Lowber	$-	$800,000	$1,600,000

Capex Spending
The Capex Spending target is based on capital spending not exceeding the goal set forth by the board of directors.  In 2010 the goal is $100 million but that amount will be set annually for future years.  In 2010 the targeted incentive for capex spending will be paid out at 100% if the total capital spending for the year is $102 million or less.  If capital spending exceeds $102 million the payout would reduce in a linear fashion to zero at $106 million.

Discretionary
The board will take various factors into account when deciding on the payout of the discretionary portion of the incentive plan.  These factors include, but are not limited to, leadership, crisis management, succession planning, strategic planning, risk management, special projects, financial reporting, and compliance with our debt covenants.

Despite the establishment of these performance goals and targeted incentive compensation amounts, the Compensation Committee retains complete discretionary authority to adjust the amount of incentive compensation paid at the end of the year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL COMMUNICATION, INC.
(Registrant)

Date: October 14, 2010

	By	/s/ John M. Lowber
Name: John M. Lowber
Title: Senior Vice President,
Chief Financial Officer,
Secretary and Treasurer
(Principal Financial Officer)